JANUS ASPEN SERIES

FUND PARTICIPATION AGREEMENT

(Service II Shares)

THIS AGREEMENT is made this [5th] day of [May, 2002], between JANUS ASPEN SERIES, an open-end management investment company organized as a Delaware business trust (the “Trust”), NATIONWIDE LIFE INSURANCE COMPANY and NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY, life insurance companies organized under the laws of the State of Ohio (“Nationwide”), on their own behalf and on behalf of each segregated asset account of Nationwide set forth on Schedule A, as may be amended from time to time (the “Accounts”).

W I T N E S S E T H:

WHEREAS, the Trust has registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and the beneficial interest in the Trust is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets (the “Portfolios”); and

WHEREAS, the Trust has registered the offer and sale of a class of shares designated as Service II Shares (the “Shares”) of  certain Portfolios under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Trust desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Trust (the “Participating Insurance Companies”); and

WHEREAS, the Trust has received an order from the Securities and Exchange Commission granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and certain qualified pension and retirement plans (the “Exemptive Order”); and

WHEREAS, Nationwide has registered or will register (unless registration is not required under applicable law) certain variable life insurance policies and/or variable annuity contracts under the 1933 Act (the “Contracts”); and

WHEREAS, Nationwide has registered or will register each Account as a unit investment trust under the 1940 Act; and

WHEREAS, Nationwide desires to utilize the Shares of one or more Portfolios as an investment vehicle of the Accounts;

WHEREAS, the Trust has made it known that certain short-term trading practices exhibited by Nationwide customers may have a harmful or deleterious effect on some of the Portfolios currently offered through Nationwide separate accounts; and

WHEREAS, the Trust has communicated that, if the status quo is maintained with respect to short term trading involving certain currently available Portfolios within Nationwide separate accounts, the probability of prospective refusals of purchase and redemption orders for Portfolio shares by Nationwide is substantially increased; and

WHEREAS, Nationwide acknowledges that such short-term trading practices may in fact have a harmful or deleterious impact on the Portfolios; and

WHEREAS, Nationwide and the Trust agree that the imposition of redemption fees on redemptions and exchanges among certain Portfolios available through Nationwide separate accounts will help to eliminate the harmful effects of short-term trading that may arise within such separate accounts; NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE I

Sale of Trust Shares

1.1  The Trust shall make Shares of its Portfolios available to the Accounts at the net asset value next computed after receipt of such purchase order by the Trust (or its agent), as established in accordance with the provisions of the then current prospectus of the Trust.  Shares of a particular Portfolio of the Trust shall be ordered in such quantities and at such times as determined by Nationwide to be necessary to meet the requirements of the Contracts.  The Trustees of the Trust (the “Trustees”) may refuse to sell Shares of any Portfolio to any person, or suspend or terminate the offering of Shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

1.2  The Trust will redeem any full or fractional Shares of any Portfolio when requested by Nationwide on behalf of an Account at the net asset value next computed after receipt by the Trust (or its agent) of the request for redemption minus the redemption fee, if applicable, as established in accordance with the provisions of the then current prospectus of the Trust.  The Trust shall make payment for such shares in the manner established from time to time by the Trust, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act.

1.3  For the purposes of Sections 1.1 and 1.2, the Trust hereby appoints Nationwide as its agent for the limited purpose of receiving and accepting purchase and redemption orders resulting from investment in and payments under the Contracts.  Receipt by Nationwide shall constitute receipt by the Trust provided that i) such orders are received by Nationwide in good order prior to the time the net asset value of each Portfolio is priced in accordance with its prospectus and ii) the Trust receives notice of such orders by 10:00 a.m. New York time on the next following Business Day.  Notices with respect to the redemption of Shares shall state separately the amount of any redemption fee payable to the Portfolio.  “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.

1.4  Purchase orders that are transmitted to the Trust in accordance with Section 1.3 shall be paid for no later than 12:00 noon New York time on the same Business Day that the Trust receives notice of the order.  Payments shall be made in federal funds transmitted by wire.

1.5  Issuance and transfer of the Trust’s Shares will be by book entry only.  Stock certificates will not be issued to Nationwide or the Accounts.  Shares ordered from the Trust will be recorded in the appropriate title for each Account or the appropriate subaccount of each Account.

1.6  The Trust shall furnish prompt notice to Nationwide of any income dividends or capital gain distributions payable on the Trust’s Shares.  Nationwide hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s Shares in additional Shares of that Portfolio.  The Trust shall notify Nationwide of the number of Shares so issued as payment of such dividends and distributions.

1.7  The Trust shall make the net asset value per Share for each Portfolio available to Nationwide on a daily basis as soon as reasonably practical after the net asset value per Share is calculated and shall use its best efforts to make such net asset value per Share available by 6 p.m. New York time.  If the Trust provides Nationwide with materially incorrect share net asset value information, the Trust shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share.  Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to Nationwide.

1.8  The Trust agrees that its Shares will be sold only to Participating Insurance Companies and their separate accounts and to certain qualified pension and retirement plans to the extent permitted by the Exemptive Order.  No Shares of any Portfolio will be sold directly to the general public.  Nationwide agrees that Trust Shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.

1.9  The Trust agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in Section 2.8 and Article IV of this Agreement.

1.10  Within five (5) Business Days after the end of each calendar month, the Trust shall mail to Nationwide a monthly statement of account, which shall confirm all transactions made during that particular month in the Accounts.

1.11           All orders accepted by Nationwide shall be subject to the terms of the then current prospectus of each Portfolio, including without limitation, policies regarding  market timing and excessive trading, and redemption fees.  Nationwide shall use its best efforts, and shall reasonably cooperate with, the Trust to enforce stated prospectus policies regarding transactions in Shares, particularly those related to market timing. Nationwide represents that it has and will maintain adequate systems, processes and procedures to modify and track the holding period of interests of variable contract owners held in the Accounts for sixty (60) days or less (or such other period specified in the then current prospectus of the Trust).  Nationwide shall be responsible for monitoring the holding period of interests of variable contract owners held through the Contracts and for tracking such holding periods for purposes of assessing redemption fees in conjunction with those transactions specifically subject to such fees subject to any reasonable exceptions as set forth in Nationwide separate account prospectuses which include  the Shares as underlying investment media.  Nationwide shall maintain records supporting its calculations of redemption fees payable to each Portfolio and shall provide the Trust with access, to or copies of, such records upon the reasonable request of the Trust.  Nationwide shall calculate the amount of redemption fees payable to each Portfolio on a daily basis and such amount shall be netted against the redemption proceeds payable by the Trust pursuant to Section 1.2.

In addition, Nationwide acknowledges that the Trust has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors.

Nothing herein shall be construed to require actions on the part of Nationwide that would, in the best judgment of Nationwide, constitute the violation or breach of variable insurance product contracts established prior to the creation of the Shares.

1.12           The Trust acknowledges that, with the addition of the Shares to certain of its Portfolios, Nationwide may be subjected to unfavorable comparisons with other insurance carriers  offering the Portfolios through variable insurance products.  Moreover, the Trust acknowledges that the ameliorative benefits that may be realized by the Portfolios in connection with Nationwide’s incorporation of the Shares into its products may benefit other insurance company contract and policy owners.

Notwithstanding the foregoing, Nationwide acknowledges that the Trust cannot and will not compel every such insurance carrier offering the Portfolios to incorporate the Shares in the same manner as Nationwide.  The Trust, however, does agree -- to the extent the negative effects of short-term trading practices may be engendered through trading activity within other insurance carriers’ separate account products -- that such other companies will be required by the Trust to take any and all actions (not excluding the possible incorporation of the Shares) necessary to eliminate the potentially harmful consequences to the Portfolios of short-term trading practices.  The Trust agrees to use its best efforts to encourage, promote, and, if necessary, compel other insurance companies to employ such measures, irrespective of the size of such companies’ separate account investments in the Portfolios.  The Trust shall not unreasonably withhold from Nationwide information relative to what, if any, measures have been taken by other such insurance carriers.

ARTICLE II

Obligations of the Parties

2.1  The Trust shall prepare and be responsible for filing with the Securities and Exchange Commission and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Trust.  The Trust shall bear the costs of registration and qualification of its shares, preparation and filing of the documents listed in this Section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its shares.

2.2  At the option of Nationwide, the Trust shall either (a) provide Nationwide (at Nationwide’s expense) with as many copies of the Trust’s Shares’ current prospectus, annual report, semi-annual report and other shareholder communications, including any amendments or supplements to any of the foregoing, as Nationwide shall reasonably request or (b) provide Nationwide with a camera-ready copy of such documents in a form suitable for printing.  The Trust shall provide Nationwide with a copy of the Shares’ statement of additional information in a form suitable for duplication by Nationwide.  The Trust (at its expense) shall provide Nationwide with copies of any Trust-sponsored proxy materials in such quantity as Nationwide shall reasonably require for distribution to Contract owners.

2.3  (a)           Nationwide shall bear the costs of printing and distributing the Trust’s Shares’ prospectus, statement of additional information, shareholder reports and other shareholder communications to owners of and applicants for policies for which Shares of the Trust are serving or are to serve as an investment vehicle.  Nationwide shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners.  Nationwide assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws, provided that all such materials are provided to Nationwide in a timely manner.

(b)  If Nationwide elects to include any materials provided by the Trust, specifically prospectuses, SAIs, shareholder reports and proxy materials, on its web site or in any other computer or electronic format, Nationwide assumes sole responsibility for maintaining such materials in the form provided by the Trust and for promptly replacing such materials with all updates provided by the Trust.

2.4  Nationwide agrees and acknowledges that the Trust’s adviser, Janus Capital Management LLC (“Janus Capital”), is the sole owner of the name and mark “Janus” and that all use of any designation comprised in whole or part of Janus (a “Janus Mark”) under this Agreement shall inure to the benefit of Janus Capital.  Except as provided in Section 2.8 or 2.9 Nationwide shall not use any Janus Mark on its own behalf or on behalf of the Accounts or Contracts in any registration statement, advertisement, sales literature or other materials relating to the Accounts or Contracts without the prior written consent of Janus Capital.  All references contained in this Agreement to “the name or mark Janus” shall include, but not be limited, to the Janus logo, the website www.janus.com and any and all electronic links relating to such website.  Nationwide will make no use of the name or mark “Janus” except as expressly provided in this Agreement or expressly authorized by Janus Capital in writing.  All goodwill associated with the name and mark “Janus” shall inure to the benefit of Janus Capital.  Upon termination of this Agreement for any reason, Nationwide shall cease all use of any Janus Mark(s) as soon as reasonably practicable.

2.5  The Trust agrees and acknowledges that “The Best of America” logo is a federally registered service mark of Nationwide Life Insurance Company; “Nationwide,” “Nationwide Life,” “Nationwide Insurance Enterprise” and the N-and eagle logo are federally registered service marks of Nationwide Mutual Insurance Company.  The Nationwide frame is a service mark of Nationwide Mutual Insurance Company.  The Trust shall not use any of the service marks listed in this provision on its own behalf without the written consent of Nationwide.  Upon termination of this Agreement for any reason, the Trust shall cease all use of any Nationwide service marks as soon as reasonably practicable.

2.6  Nationwide acknowledges that the identity of Janus’ (and its affiliates and/or subsidiaries’) customers and all information maintained about those customers constitute the valuable property of Janus.  Nationwide agrees that, should it come into contact or possession of any such information (including, but not limited to, lists or compilations of the identity of such customers), Nationwide shall hold such information or property in confidence and shall not use, disclose or distribute any such information or property except with Janus’ prior written consent or as required by law or judicial process.  This Section 2.6 shall survive the expiration or termination of this Agreement.

2.7  Janus acknowledges the identity of Nationwide’s (and its affiliates’ and/or subsidiaries’) customers and all information maintained about those customers constitute the valuable property of Nationwide.  Janus agrees that, should it come into contact or possession of any such information (including, but not limited to, lists or compilations of such customers), Janus shall hold such information or property in confidence and shall not use, disclose or distribute any such information or property except with Nationwide’s prior written consent or as required by law or judicial process.  This Section 2.7 shall survive the expiration or termination of this Agreement.

2.8  Nationwide shall furnish, or cause to be furnished, to the Trust or its designee, a copy of each Contract prospectus or statement of additional information in which the Trust or its investment adviser is named prior to the filing of such document with the Securities and Exchange Commission.  Nationwide shall furnish, or shall cause to be furnished, to the Trust or its designee, each piece of sales literature or other promotional material in which the Trust or its investment adviser is named, at least fifteen Business Days prior to its use.  No such material shall be used if the Trust or its designee reasonably objects to such use within fifteen Business Days after receipt of such material.

2.9  Nationwide shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust or its investment adviser in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust Shares (as such registration statement and prospectus may be amended or supplemented from time to time), reports of the Trust, Trust-sponsored proxy statements, or in sales literature or other promotional material approved by the Trust or its designee, except as required by legal process or regulatory authorities or with the written permission of the Trust or its designee.

2.10  The Trust shall not give any information or make any representations or statements on behalf of Nationwide or concerning Nationwide, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved by Nationwide for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of Nationwide.

2.11  So long as, and to the extent that the Securities and Exchange Commission interprets the 1940 Act to require pass-through voting privileges for variable policyowners, Nationwide will provide pass-through voting privileges to owners of policies whose cash values are invested, through the Accounts, in shares of the Trust.  The Trust shall require all Participating Insurance Companies to calculate voting privileges in the same manner and Nationwide shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Trust.  With respect to each Account, Nationwide will vote Shares of the Trust held by the Account and for which no timely voting instructions from policyowners are received as well as Shares it owns that are held by that Account, in the same proportion as those Shares for which voting instructions are received.  Nationwide and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Trust shares held by Contract owners without the prior written consent of the Trust, which consent may be withheld in the Trust’s sole discretion.

2.12  Nationwide shall notify the Trust of any applicable state insurance laws that restrict the Portfolios’ investments or otherwise affect the operation of the Trust and shall notify the Trust of any changes in such laws.

ARTICLE III

Representations and Warranties

3.1  Nationwide represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of Ohio and that it has legally and validly established each Account as a segregated asset account under such law on the date set forth in Schedule A.

3.2  Nationwide represents and warrants that each Account has been registered or, prior to any issuance or sale of the Contracts, will be registered as a unit investment trust in accordance with the provisions of the 1940 Act, unless otherwise exempt from Section 3(c)(11) thereof.

3.3  Nationwide represents and warrants that the Contracts or interests in the Accounts (1) are or, prior to issuance, will be registered as securities under the 1933 Act or, alternatively (2) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act.  Nationwide further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and the sale of the Contracts shall comply in all material respects with state insurance suitability requirements.

3.4  The Trust represents and warrants that it is duly organized and validly existing under the laws of the State of Delaware.

3.5  The Trust represents and warrants that the Trust Shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and the Trust shall be registered under the 1940 Act prior to any issuance or sale of such Shares.  The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares.  The Trust shall register and qualify its Shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust.

3.6  The Trust represents and warrants that the investments of each Portfolio will comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

ARTICLE IV

Potential Conflicts

4.1  The parties acknowledge that the Trust’s Shares may be made available for investment to other Participating Insurance Companies.  In such event, the Trustees will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies.  An irreconcilable material conflict may arise for a variety of reasons, including:  (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners.  The Trustees shall promptly inform Nationwide if they determine that an irreconcilable material conflict exists and the implications thereof.

4.2  Nationwide agrees to promptly report any potential or existing conflicts of which it is aware to the Trustees.  Nationwide will assist the Trustees in carrying out their responsibilities under the Exemptive Order by providing the Trustees with all information reasonably necessary for the Trustees to consider any issues raised including, but not limited to, information as to a decision by Nationwide to disregard Contract owner voting instructions.

4.3  If it is determined by a majority of the Trustees, or a majority of its disinterested Trustees, that a material irreconcilable conflict exists that affects the interests of Contract owners, Nationwide shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Trustees) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include:  (a) withdrawing the assets allocable to some or all of the Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

4.4  If a material irreconcilable conflict arises because of a decision by Nationwide to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, Nationwide may be required, at the Trust’s election, to withdraw the affected Account’s investment in the Trust and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees.  Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented.  Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by Nationwide for the purchase and redemption of shares of the Trust.

4.5  If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to Nationwide conflicts with the majority of other state regulators, and such conflict cannot be remedied in a timely manner, then Nationwide will withdraw the affected Account’s investment in the Trust and terminate this Agreement with respect to such Account within six (6) months after the Trustees inform Nationwide in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees.  Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by Nationwide for the purchase and redemption of shares of the Trust.

4.6  For purposes of Sections 4.3 through 4.6 of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will Nationwide be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict.  In the event that the Trustees determine that any proposed action does not adequately remedy any irreconcilable material conflict, then Nationwide will withdraw the Account’s investment in the Trust (pending SEC approval) and terminate this Agreement within six (6) months after the Trustees inform Nationwide in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees.

4.7  Nationwide shall at least annually submit to the Trustees such reports, materials or data as the Trustees may reasonably request so that the Trustees may fully carry out the duties imposed upon them by the Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Trustees.
4.8  If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Exemptive Order) on terms and conditions materially different from those contained in the Exemptive Order, then the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

ARTICLE V

Indemnification

5.1  Indemnification By Nationwide.  Nationwide agrees to indemnify and hold harmless the Trust and each of its Trustees, officers, employees and agents and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Article V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Nationwide) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

(a)  arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement or prospectus for the Contracts or in the Contracts themselves or in sales literature generated or approved by Nationwide on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents” for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to Nationwide by or on behalf of the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Trust Shares; or

(b)  arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Trust Documents as defined in Section 5.2(a)) or wrongful conduct of Nationwide or persons under its control, with respect to the sale or acquisition of the Contracts or Trust Shares; or

(c)  arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Trust Documents as defined in Section 5.2(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of Nationwide; or

(d)  arise out of or result from any failure by Nationwide to provide the services or furnish the materials required under the terms of this Agreement; or

(e)  arise out of or result from any material breach of any representation and/or warranty made by Nationwide in this Agreement or arise out of or result from any other material breach of this Agreement by Nationwide.

5.2  Indemnification By the Trust.  The Trust agrees to indemnify and hold harmless Nationwide and each of its directors, officers, employees and agents and each person, if any, who controls Nationwide within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Article V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

(a)  arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Trust (or any amendment or supplement thereto), (collectively, “Trust Documents” for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Trust by or on behalf of Nationwide for use in Trust Documents or otherwise for use in connection with the sale of the Contracts or Trust Shares; or

(b)  arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Nationwide Documents) or wrongful conduct of the Trust or persons under its control, with respect to the sale or acquisition of the Contracts or Trust Shares; or

(c)  arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Nationwide Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to Nationwide by or on behalf of the Trust; or

(d)  arise out of or result from any failure by the Trust to provide the services or furnish the materials required under the terms of this Agreement; or

(e)  arise out of or result from any material breach of any representation and/or warranty made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust.

5.3  Neither Nationwide nor the Trust shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any Losses incurred or assessed against an Indemnified Party that arise from such Indemnified Party’s willful misfeasance, bad faith or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

5.4  Neither Nationwide nor the Trust shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1 and 5.2.

5.5  In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action.  The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action.  After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

ARTICLE VI

Termination

6.1  This Agreement may be terminated by either party for any reason by ninety (90) days advance written notice delivered to the other party.

6.2  Notwithstanding any termination of this Agreement, the Trust shall, at the option of Nationwide, continue to make available additional shares of the Trust (or any Portfolio) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement, provided that Nationwide continues to pay the costs set forth in Section 2.3.

6.3  The provisions of Article V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.8 shall survive the termination of this Agreement as long as Shares of the Trust are held on behalf of Contract owners in accordance with Section 6.2.

ARTICLE VII

Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

Janus Aspen Series
100 Fillmore Street
Denver, Colorado 80206

Attention:  General Counsel

If to Nationwide:

One Nationwide Plaza 1-36-16
Columbus, Ohio 43215

Attention:

Vice President - Office of Product
and Market Compliance

With a copy to:

One Nationwide Plaza 1-09-V3
Columbus, Ohio 43215

Attention:  Compliance Manager - Securities Filings

ARTICLE VIII

Miscellaneous

8.1  The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

8.2  This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

8.3  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

8.4  This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of State of Colorado.

8.5  The parties to this Agreement acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and that no Trustee, officer, agent or holder of shares of beneficial interest of the Trust shall be personally liable for any such liabilities.

8.6  Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

8.7  The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

8.8  The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

8.9  Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other party.

8.10  No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

8.11  Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.

JANUS ASPEN SERIES By: Name: Bonnie M. Howe Title: Assistant Vice President
NATIONWIDE LIFE INSURANCE COMPANY and NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY By: Name: William Goslee Title: Vice President

Schedule A

Separate Accounts and Portfolios Available In Such Separate Accounts

Name of Separate Account	Janus Funds
Nationwide MultiFlex Variable Account	-Janus Aspen Series International Growth Portfolio
Nationwide Variable Account – 9	-Janus Aspen Series International Growth Portfolio -Janus Aspen Series Global Technology Portfolio
Nationwide Variable Account – 10	-Janus Aspen Series International Growth Portfolio -Janus Aspen Series Global Technology Portfolio
Nationwide VLI Separate Account - 4	-Janus Aspen Series International Growth Portfolio -Janus Aspen Series Global Technology Portfolio
Nationwide VL Separate Account - C	-Janus Aspen Series International Growth Portfolio -Janus Aspen Series Global Technology Portfolio
Private Placement Separate Account	-Janus Aspen Series International Growth Portfolio -Janus Aspen Series Global Technology Portfolio